RETIREMENT AGREEMENT

THIS AGREEMENT (this “Agreement” including as amended from time to time), effective as of January 6, 2016 (the “Effective Date”), by and between Southwestern Energy Company, a Delaware corporation (the “Company”), and Steven L. Mueller (“Mr. Mueller”).

WHEREAS, the parties intend that this Agreement provide for Mr. Mueller’s transition from Chief Executive Officer as well as Mr. Mueller’s subsequent retirement from employment with the Company and as a director;

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the Company and Mr. Mueller hereby agree as follows:

1. Retirement Date.  Effective on the Effective Date, Mr. Mueller has resigned his position as Chief Executive Officer of the Company and all positions held with subsidiaries of the Company.  He has agreed to remain as a non-officer employee, reporting to the Chief Executive Officer, and a director of the Company and the Chairman of the Company’s Board of Directors (the “Board”) through the earlier of (a) the adjournment of the 2016 annual meeting of stockholders of the Company (the “2016 Annual Meeting”) and (b) 5:00 p.m. Central Daylight Time on May 17, 2016 (the “Retirement Date”).  Effective on the Retirement Date, Mr. Mueller’s employment shall terminate and, if he is still a director of the Company, he shall resign as a director.  Mr. Mueller also agrees not to consent to nomination as a director of the Company other than by the Board at the 2016 Annual Meeting or at any subsequent annual or special meeting of stockholders of the Company, and acknowledges that the Board does not expect to nominate him for election as a director at the 2016 Annual Meeting or any subsequent meeting.

2. Compensation and Benefits as Chairman.  From the Effective Date through the Retirement Date:

(a) the Company shall continue to pay Mr. Mueller the annual base salary established for 2016 according to the Company’s normal payroll practices, less normal and appropriate withholdings;

(b) Mr. Mueller shall remain eligible for his annual cash incentive bonus payable for 2015 under the Company’s 2013 Incentive Plan (the “2013 Plan”), based upon his 2015 salary and the achievement by the Company of the previously established performance objectives, with the discretionary component of Mr. Mueller’s bonus to be determined by the Compensation Committee of the Board in accordance with the terms and guidelines under the 2013 Plan, with such bonus payable no later than March 15, 2016

(c) Mr. Mueller shall be eligible for an incentive cash bonus for the period from the Effective Date to the Retirement Date at 100% of his base salary paid during that period, with the criteria for determining the incentive cash bonus and the decision as to whether he will receive such incentive cash bonus to be made by the Compensation Committee of the Board in its discretion, and payable within sixty (60) days following the Retirement Date;

(d) Mr. Mueller shall be entitled to vacation, holiday and benefit time and shall continue to participate in the Company’s health and dental insurance plans, medical reimbursement plans, disability and life insurance plans, 401(k) plans, pension and retirement plans and any other plans in which Mr. Mueller was eligible to participate as the Company’s Chief Executive Officer, with the same Company contributions, if any, as in effect prior to his resignation as the Company’s Chief Executive Officer;

(e) Mr. Mueller shall receive all perquisites that are offered to him as of the Effective Date, to the extent such perquisites remain available to other executives of the Company through the Retirement Date;

(f) Mr. Mueller shall not receive any other compensation or other benefits, and for avoidance of doubt, shall not receive any equity awards, following the Effective Date; and

(g) Mr. Mueller shall have access to such office space, company-issued computer equipment and secretarial support as the Company determines is necessary for him to perform his duties as a non-officer employee.

3. Retirement Payment and Benefits.  Subject to the provisions of Section 15 of this Agreement and in consideration for Mr. Mueller’s obligations under this Agreement, including without limitation, his delivering to the Company a valid Supplemental Release (without revoking it) as referenced in Section 7 herein,  the Company shall pay and provide Mr. Mueller with the payments and benefits described in this Section 3 (the “Retirement Payments and Benefits”).  The Retirement Payments and Benefits shall consist of the following:

(a) Mr. Mueller’s balance in his accounts under the Company’s Nonqualified Retirement Plan and Supplemental Retirement Plan will be paid to him in accordance with the terms of such plans;

(b) A one-time payment equal to 16/52 times his annual base salary in effect on the Effective Date (representing two weeks per year for his eight full or partial years of service as an officer and employee of the Company), payable on the Payment Date (as defined in Section 15);

(c) All unvested stock options and restricted stock awards granted to Mr. Mueller pursuant to the 2013 Plan and prior plans shall vest as of the Retirement Date, and performance units granted to Mr. Mueller under the 2013 Plan and the Company’s 2002 Performance Unit Plan shall be modified in accordance with the Amendment to Award Agreements being executed simultaneously with this Agreement (the “Amendment to Award Agreements”);

(d) The Company shall make a lump-sum payment to Mr. Mueller in respect of any earned but unused vacation time as of the Retirement Date, such amount will be paid to him in a single lump sum on the Retirement Date;  and

(e) Following the Retirement Date, Mr. Mueller shall be entitled to participate in health and dental insurance plans and other plans if and to the extent such plans remain available, and subject to the terms of such plans, generally to individuals who retired from the Company at age 62 or older (for the avoidance of doubt, the Company reserves the right to amend or terminate such plans at any time and for any reason).

4. Advisory and Consulting Services.  In consideration of the compensation and other consideration provided in this Agreement, Mr. Mueller hereby agrees to provide to the Company during the period commencing from the Retirement Date and ending on the date that is one year after the Retirement Date (the “Advisory Term”) services of an advisory or consultative nature as may reasonably be requested by the Company’s Chief Executive Officer or the Board, subject to (a) the Company’s ability to terminate the Advisory Term due to the failure of Mr. Mueller to comply in any material respect with the terms of this Agreement or for Cause (as defined in the Executive Severance Agreement entered into by Mr. Mueller and the Company), or (b) Mr. Mueller’s ability to terminate the Advisory Term upon fifteen (15) days notice to the Company.

5. Advisory Term Expenses.  During the Advisory Term, the Company will reimburse Mr. Mueller for any and all reasonable and proper expenses that are (a) incurred in connection with Mr. Mueller’s rendition of the advisory and consultative services requested by the Company hereunder, and (b) permitted under the Company’s business expense and travel policies.

6. Noncompetition and Nonsolicitation.  In consideration of the compensation and other consideration provided in this Agreement, Mr. Mueller agrees that, before the end of the Advisory Term, he will not, directly or indirectly:

(a) engage in, including by way of serving as an employee, officer, partner, manager or director of any entity that engages in, natural gas or oil exploration or production in the United States of America or Canada (a “Competitive Entity”); provided, however, that this clause does not prohibit his ownership of nonoperating interests in oil and gas properties or of equity in a publicly traded company that does not represent more than 5% of the outstanding economic interest or involve participation in management and provided further that Mr. Mueller may, with the express written consent of the Board, which consent shall not unreasonably be withheld, serve as a director of a Competitive Entity; or

(b) employ or solicit for employment, whether on behalf of himself or any other individual or entity, any individual then an employee of the Company or any of its subsidiaries without the Company’s express written authorization; provided, however, that this clause does not prohibit employing an individual who responded to a general solicitation.

Mr. Mueller acknowledges and agrees that the geographic scope and the time period of the covenants in this Section 6 are reasonable and appropriate but agrees if, notwithstanding the foregoing, a court determines them to be invalid or unenforceable, the court should revise them to extent necessary to allow them to be valid and enforceable.

7. Release.

(a)     In exchange for the payments, benefits and other consideration provided in this Agreement, Mr. Mueller, for himself, his heirs and assigns, does hereby forever permanently and irrevocably release, acquit and discharge the Company, its directors, officers, agents, employees, attorneys, shareholders, subsidiaries and affiliated companies and their directors, officers, agents, employees, attorneys, and shareholders, and also employee benefit or compensation plans and their fiduciaries, administrators, or trustees, successors and/or assigns (the “Company Group”) from any and all claims and demands of whatever nature Mr. Mueller has or may have, whether known or unknown, from the beginning of time until the date that he executes this Agreement, including, but not limited to, any claims for damages, wages, salaries, severance, bonus, expenses, amounts due under any Company employee benefit or compensation plan, back pay, court costs, and attorneys' fees, claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) (“ADEA”), the Americans with Disabilities Act (42 U.S.C. § 12101, et seq.), Section 301 of the Labor Management Relations Act (29 U.S.C. § 185), Section 503 of the Rehabilitation Act of 1973 (29 U.S.C. § 706, et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000(e), et seq.), the Civil Rights Acts of 1866 and 1870 (42 U.S.C. §§ 1981, et seq.), the Civil Rights Act of 1991 (P.L. 102-166), Vietnam Era Veteran Readjustment Act of 1974 (38 U.S.C. Chapter 42, §§ 2011, 2012, and 2014), the Family and Medical Leave Act, the Texas Commission on Human Rights Act, V.T.C.A. Labor Code § 21.001, et seq., the Worker Adjustment and Retraining Notification Act, the Arkansas Civil Rights Act, A.C.A. § 16-123-101, et seq., the Constitutions of the United States of America, Arkansas, and/or Texas, and/or Executive Order 11246, as amended, claims for short term disability or long term disability or other disability benefits, violation of public policy, wrongful discharge, retaliation, breach of express or implied covenant of good faith and fair dealing, intentional or negligent infliction of mental/emotional distress, defamation, slander, damage to reputation, false imprisonment, civil assault or battery, libel, invasion of privacy, intentional interference with contractual or business relations, unpaid wages or benefits, breach of contract, or tort under federal, state or local law  (“Released Claims”).

(b)      However, the general release and waiver of claims in this Section 7 excludes, and Mr. Mueller does not waive, release or discharge, (i) any benefits provided in this Agreement or the various grant agreements, as amended, referred to in Section 3(c) above, (ii) any claims and demands which may arise after the Effective Date of this Agreement, or (iii) any claims or benefits under any benefit plans under which Mr. Mueller has continuing rights.

(c)      This Agreement does not purport to limit any right Mr. Mueller may have to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or National Labor Relations Board.

However, Mr. Mueller understands and agrees that the release contained in this Section 7 also applies to any claims brought by any organization, person, or agency on his behalf, or class action under which Mr. Mueller may have a right or benefit.  In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by Mr. Mueller in Section 7 above, he hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to himself, including without limitation any costs, expenses and attorneys' fees incurred by him or on his behalf.

(d)      Mr. Mueller further acknowledges and agrees that he has not suffered any on-the-job injury for which he has not already filed a claim.  Mr. Mueller represents and warrants that: (i) there has not been filed him or on his behalf any legal or other proceedings against any member(s) of the Company Group (provided, however, that Mr. Mueller need not disclose to the Company, and the foregoing representation and warranty in this subpart (i) does not apply to, conduct or matters described in Section 10(f) below); (ii) Mr. Mueller is the sole owner of the claims that are released in this Section 7; (iii) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (iv) Mr. Mueller has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

(e)     As specified in Section 3, Mr. Mueller’s receipt of any of the benefits described in Section 3 shall be subject to his execution and non-revocation of an additional release promptly following the Retirement Date, which release (i) shall be in a form reasonably satisfactory to the Company and which release shall be in substance substantially similar to the provisions of this Section 7, yet shall speak as of the Retirement Date and (ii) must be executed, and any permitted revocation period must have expired, within sixty (60) days of the Retirement Date.

8. Knowing and Voluntary Acknowledgment.  Mr. Mueller specifically agrees and acknowledges that: (i) he has read this Agreement in its entirety and understands all of its terms; (ii) he have been advised of and has availed himself of the right to consult with an attorney prior to executing this Agreement; (iii) he knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) he is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration to which he otherwise would not be entitled; (v) he is not waiving or releasing rights or claims that may arise after the execution of this Agreement; and (vi) he understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Company.

9. ADEA Notice and Revocation Period.  Mr. Mueller acknowledges that he has twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if he chooses to do so.  Further, he acknowledges that he shall have an additional seven (7) days from the date on which he signs this Agreement to revoke consent to his release of claims under the ADEA by delivering written notice of revocation to John C. Ale, Southwestern Energy, Human Resources Department 10000 Energy Drive, Houston, Texas, 77389, no later than 5:00 p.m. on the seventh (7th) day after execution of the Agreement.   However, Mr. Mueller understands that he must execute this Agreement and not revoke it to receive the consideration and other benefits provided in this Agreement.

10. Post-Employment Obligations.

(a) Confidential Information.  Mr. Mueller understands and acknowledges that during the course of his employment and during the Advisory Term he has had and will have access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Company and its businesses  (“Confidential Information”).  He further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by him might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, drilling plans, potential drilling plans, areas of interest, potential areas of interest, negotiations, pending negotiations, shape files, seismic data, geologic data or information, know-how, trade secrets,  computer programs, computer software, applications, work-in-process, databases, manuals, records, systems, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, pricing information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

 Mr. Mueller understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

 Mr. Mueller understands and agrees that Confidential Information developed by him in the course of his employment or during the Advisory Term shall be subject to the terms and conditions of this Agreement.  Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Mr. Mueller, provided that such disclosure is through no direct or indirect fault of Mr. Mueller or person(s) acting on his behalf.

(b) No Disclosure or Use.  Mr. Mueller agrees and promises: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever, including other employees of the Company Group not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of any of his remaining authorized employment or consulting duties to the Company; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company Group, except as required in the performance of any of the my remaining authorized employment or consulting duties. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

(c) Company Property.  Mr. Mueller agrees that all written materials, records, data, and other documents prepared or possessed by him during his employment or the Advisory Term, whether created, stored, or transmitted electronically or otherwise and whether or not constituting Confidential Information, are company property (“Company Property”).  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Mr. Mueller individually or in conjunction with others during his employment or consultancy (whether during business hours and whether on Company’s premises or otherwise) which relate to Company’s business, products, or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specification, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Company Property.  Mr. Mueller shall return all of the Company’s documents, data, or other Company Property to the Company on or before the expiration of the Advisory Term or such earlier time as the Chief Executive Officer of the Company may request.  Mr. Mueller shall not retain copies of any Company Property.

(d) Nondisparagement.  Mr. Mueller will not make or cause to be made any oral or written statements about the Company or members of the Company Group that are disparaging, slanderous, libelous, or defamatory.

(e) Cooperation.  Mr. Mueller agrees, upon the Company’s request, to reasonably cooperate in connection with any investigation, litigation, arbitration, regulatory proceeding, acquisition, or divestiture regarding events that occurred during his tenure with Company.  Mr. Mueller will make himself reasonably available to provide information, and to appear to give testimony.  The Company will, to the extent permitted by law and applicable court rules, reimburse Mr. Mueller for reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) that he incurs in extending such cooperation.

(f) Government Reporting and Cooperation Permitted.  Nothing in this Agreement will be construed to prohibit Mr. Mueller from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Mr. Mueller may not disclose information of the Company Group that is protected by the attorney-client privilege, except as expressly authorized by law. Mr. Mueller does not need the prior authorization of the Company to make any such reports or disclosures and Mr. Mueller is not required to notify the Company that he has made such reports or disclosures.

(g) Proxy Contests.  Mr. Mueller shall not (i) himself engage in, or provide assistance to any individual or group engaged in, any “solicitation” of “proxies” (as such terms are defined in the rules of the Securities and Exchange Commission) in favor of any proposal not supported by the Board or in opposition to any proposal supported by the Board, in each case, including but not limited to the nomination of directors or (ii) himself (individually or as part of a group) submit any nominee to serve as director using the Company’s proxy access regime or provide any assistance to any other individual or group wishing to do so.

11. Remedies.

(a)

 In the event of a breach or threatened breach by Mr. Mueller of any of the provisions of this Agreement, Mr. Mueller hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(b)

 Should Mr. Mueller fail to abide by any of the terms of this Agreement, or if he revokes the ADEA release contained in Section 7 above within the seven-day revocation period, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Mr. Mueller under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.

(c)

 Should Mr. Mueller breach any of the terms of this Agreement, to the extent authorized by law, he will be responsible for payment of all reasonable attorneys’ fees and costs that the Company incurs in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

12. Entire Agreement.  This Agreement, the Amendment to Award Agreements, any exhibits or attachments, and any documents referenced in the exhibits or attachments, is the entire agreement between Mr. Mueller and the Company and supersedes all prior agreements and understandings between Mr. Mueller and the Company concerning his employment, retirement, separation of employment or consulting services, including but not limited to the Executive Severance Agreement between the Company and Mr. Mueller dated June 2, 2008, as amended December 19, 2008, which is of no further effect, with the exception of any ongoing obligations regarding confidentiality, trade secrets, non-solicitation, non-recruitment, non-competition, or other obligations or duties to protect the Company’s goodwill and ability to conduct business, all of which shall remain in full force and effect.  This Agreement may not be modified or amended except by a written instrument signed by an authorized representative of the Company.  Mr. Mueller acknowledges that, except as set forth in this Agreement, no person has made any representations or promises on behalf of the Company and further that this Agreement has not been executed in reliance on any representation or promise except those contained herein.

13. Waivers.  Waiver by either Mr. Mueller or by the Company of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

14. Deductions and Withholdings.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to Mr. Mueller under this Agreement shall be taxable to Mr. Mueller as may be required under applicable law.

15. Section 409A.

(a) The Company acknowledges that Mr. Mueller is a “specified employee” as defined and applied in Section 409A of the Internal Revenue Code, as amended (the “Code”), and as such, may be subject to the imposition of certain additional  taxes, interest and other penalties with respect to amounts or benefits payable under this Agreement in connection with his resignation hereunder in the event such payments or other benefits are found to constitute deferred compensation payments under Section 409A of the Code. Therefore, notwithstanding anything to the contrary in this Agreement, any payments or benefits due hereunder, that constitute deferred compensation payments under Section 409A of the Code may not commence or be paid to Mr. Mueller until the first business day following the six-month anniversary of Mr. Mueller’s “separation from service” within the meaning of Section 409A (the “Payment Date”), except to the extent any regulations or guidance issued by the Internal Revenue Service under Section 409A of the Code does not subject such payments or benefits to Section 409A; provided, that any payments in respect of any amounts due to Mr. Mueller under Section 3 (whether payable in a lump sum or in installments in accordance with the Company’s regular payroll practices or otherwise) that were so delayed during such six-month period shall be paid in the aggregate as soon as administratively practicable following the Payment Date.  Notwithstanding the foregoing, in the event of Mr. Mueller’s death prior to the Payment Date, Mr. Mueller’s estate shall be entitled to the amounts required to be paid on the Payment Date under Section 3 as of the first business day of the month immediately following Mr. Mueller’s death and the Company shall make the required payments as promptly as practicable following such date.    For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A of the Code.  All reimbursements and in-kind benefits provided under this Agreement which constitute a payment of nonqualified deferred compensation under Section 409A of the Code, shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(b) Furthermore, if prior to the Payment Date, Section 409A is modified to allow for any of the payments to be provided hereunder to Mr. Mueller to be made prior to the Payment Date without additional cost to Mr. Mueller by reason of such earlier payments, then all such payments shall be accelerated and shall be made as promptly as practicable following the release of the modifications to Section 409A, in accordance with the terms of such modifications.

(c) If any provision of this Agreement contravenes any regulations or Department of the Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without Mr. Mueller’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This Section 15 is not intended to create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to additional taxes, interest and penalties under Section 409A of the Code.

16. Choice of Law and Forum.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, excluding applicable conflict-of-law rules.  Venue for any dispute arising out of or relating to this Agreement, Mr. Mueller’s employment, retirement or termination of employment, shall be exclusively in a court of competent jurisdiction in Harris County, Texas, and Mr. Mueller waives his right to bring a claim or suit elsewhere.

17. Waiver of Jury Trial.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR MR. MUELLER’S EMPLOYMENT, RETIREMENT OR CESSATION OF EMPLOYMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) HE OR IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) HE OR IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) HE OR IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS AGREEMENT.

18. Severability.  Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, unenforceable, or invalid provision or provisions shall be deemed not to be a part of this Agreement.  However, if any part of Section 7 shall be held invalid, Mr. Mueller will immediately execute a valid release of claims relating to his employment with the Company.

19. Nonadmission.  Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Company Group or Mr. Mueller.

20. Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND THAT I AM ENTERING INTO IT KNOWINGLY AND VOLUNTARILY.

/s/ STEVEN L. MUELLER

Steven L. Mueller

Date:  January 11, 2016

ACCEPTED AND AGREED:

Southwestern Energy Company

/s/ JOHN D. GASS

By:  John D. Gass

Co-Chairman, Compensation Committee of the Board of Directors

Date: January 7, 2016